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              BlackRock Advantage Global Fund, Inc. (the "Fund")
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77D(g)

On March 27, 2017, the Fund's Board of Directors (the "Board") approved certain changes to the Fund. In particular, the Board approved a change in the name of the Fund from "BlackRock Global SmallCap Fund, Inc." to "BlackRock Advantage Global Fund, Inc." and certain changes to the Fund's investment objective and investment strategies. The Board also approved contractual expense caps for each class of the Fund's shares. In addition, Fund management determined to make certain changes to the Fund's portfolio management team and the benchmark index against which the Fund compares its performance.

The investment objective of the Fund was a fundamental policy, which means that any change to the Fund's investment objective was subject to shareholder approval. The shareholders of the Fund were asked to approve a change in the Fund's investment objective and to make the investment objective a non-fundamental policy of the Fund that may be changed by the Board without shareholder approval upon prior notice to shareholders ("Proposal 1"). In addition, the shareholders of the Fund were asked to approve making certain changes to the Fund's fundamental investment restrictions (collectively, "Proposal 4" and, together with Proposal 1, the "Proposals"). The Board also approved making certain changes to the Fund's non-fundamental investment restrictions, which did not require shareholder approval.

On July 27, 2017, the Board adopted a policy (the "Policy") whereby, contingent on shareholder approval of Proposal 1, the Board agreed to not change the Fund's proposed investment objective or the Policy in the future without obtaining the "vote of a majority of the outstanding voting securities" of the Fund, as defined in the Investment Company Act of 1940, as amended.

At a special meeting on August 24, 2017, shareholders of the Fund approved the Proposals. The Fund's name change, the changes to the investment objective and investment strategies, portfolio management team, benchmark index and fundamental and non-fundamental investment restrictions described above and the addition of contractual expense caps became effective on October 26, 2017.

EFFECTIVE OCTOBER 26, 2017, THE FOLLOWING CHANGES WERE MADE TO THE FUND'S SUMMARY PROSPECTUS AND PROSPECTUS, AS APPLICABLE:

CHANGE IN THE FUND'S NAME

The BlackRock Global SmallCap Fund, Inc. was renamed BlackRock Advantage Global Fund, Inc.

CHANGE IN THE FUND'S INVESTMENT OBJECTIVE

THE SECTION OF THE SUMMARY PROSPECTUS ENTITLED "KEY FACTS ABOUT BLACKROCK GLOBAL SMALLCAP FUND, INC. -- INVESTMENT OBJECTIVE" AND THE SECTION OF THE PROSPECTUS ENTITLED "FUND OVERVIEW -- KEY FACTS ABOUT BLACKROCK GLOBAL SMALLCAP FUND, INC. -- INVESTMENT OBJECTIVE" WERE DELETED IN THEIR ENTIRETY AND REPLACED WITH THE FOLLOWING:

INVESTMENT OBJECTIVE

The investment objective of BlackRock Advantage Global Fund, Inc. (the "Fund") is to seek long-term capital appreciation.

THE SECTION OF THE PROSPECTUS ENTITLED "DETAILS ABOUT THE FUND -- HOW THE FUND INVESTS - INVESTMENT OBJECTIVE" IS DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

INVESTMENT OBJECTIVE

The investment objective of the Fund is to seek long-term capital appreciation.

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The investment objective is a non-fundamental policy of the Fund. However, the
Fund's Board of Directors (the "Board") has adopted a policy (the "Policy") whereby the Board agrees to not change the investment objective of the Fund in the future without obtaining the "vote of a majority of the outstanding voting securities" of the Fund, as defined in the Investment Company Act of 1940, as amended (the "Investment Company Act"). In addition, the Board agrees not to change the Policy without the vote of a majority of the outstanding voting securities.

CHANGE IN THE FUND'S INVESTMENT STRATEGIES

THE SECTION OF THE SUMMARY PROSPECTUS ENTITLED "KEY FACTS ABOUT BLACKROCK GLOBAL SMALLCAP FUND, INC. -- PRINCIPAL INVESTMENT STRATEGIES OF THE FUND" AND THE SECTION OF THE PROSPECTUS ENTITLED "FUND OVERVIEW -- KEY FACTS ABOUT BLACKROCK GLOBAL SMALLCAP FUND, INC. -- PRINCIPAL INVESTMENT STRATEGIES OF THE FUND" WERE DELETED IN THEIR ENTIRETY AND REPLACED WITH THE FOLLOWING:

PRINCIPAL INVESTMENT STRATEGIES OF THE FUND

The Fund primarily intends to invest in equity securities or other financial instruments that are components of, or have characteristics similar to, the securities included in the MSCI All Country World Index (the "MSCI ACWI Index"). The MSCI ACWI Index is a capitalization-weighted index of equity securities from a broad range of industries chosen for market size, liquidity and industry group representation. The equity securities in which the Fund invests primarily consist of common stock, but may also include preferred stock and convertible securities. From time to time, the Fund may invest in shares of companies through "new issues" or initial public offerings ("IPOs"). The Fund may invest in issuers of any capitalization.

The Fund may use derivatives, including options, futures, swaps, forward contracts and contracts for difference, both to seek to increase the return of the Fund and to hedge (or protect) the value of its assets against adverse movements in currency exchange rates, interest rates and movements in the securities markets. In order to manage cash flows into or out of the Fund effectively, the Fund may buy and sell financial futures contracts or options on such contracts. Derivatives are financial instruments whose value is derived from another security, a currency or an index, including but not limited to the MSCI ACWI Index.

The Fund will invest in securities of issuers from a variety of countries, including those in emerging markets. The Fund may also invest in equity securities issued by emerging growth companies, which are companies of any market capitalization without a long or consistent history of earnings but that Fund management believes have the potential for earnings growth over an extended period of time.

Under normal circumstances, the Fund anticipates it will allocate a substantial amount (approximately 40% or more -- unless market conditions are not deemed favorable by Fund management, in which case the Fund would invest at least 30%) of its total assets in foreign securities, which may include securities (i) of foreign government issuers, (ii) of issuers organized or located outside the U.S., (iii) of issuers which primarily trade in a market located outside the U.S., or (iv) of issuers doing a substantial amount of business outside the U.S., which the Fund considers to be companies that derive at least 50% of their revenue or profits from business outside the U.S. or have at least 50% of their sales or assets outside the U.S. The Fund will allocate its assets among various regions and countries, including the United States (but in no less than three different countries).

THE SECTION OF THE PROSPECTUS ENTITLED "DETAILS ABOUT THE FUND -- HOW THE FUND INVESTS -- INVESTMENT PROCESS" WAS DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

INVESTMENT PROCESS

The Fund seeks to pursue its investment objective by investing in securities in a disciplined manner, by using proprietary return forecast models that incorporate quantitative analysis. These forecast models are designed to identify aspects of mispricing across stocks which the Fund can seek to capture by over- and under-weighting particular equity securities while seeking to control incremental risk. BlackRock Advisors, LLC, the Fund's investment manager ("BlackRock"), then constructs and rebalances the portfolio by integrating its investment insights with the model-based optimization process. The Fund has no stated minimum holding period for

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investments and may buy or sell securities whenever Fund management sees an appropriate opportunity. The Fund may engage in active and frequent trading of its investments.

THE SECTION OF THE PROSPECTUS ENTITLED "DETAILS ABOUT THE FUND -- HOW THE FUND INVESTS -- PRINCIPAL INVESTMENT STRATEGIES" WAS DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

PRINCIPAL INVESTMENT STRATEGIES

The Fund primarily intends to invest in equity securities or other financial instruments that are components of, or have characteristics similar to, the securities included in the MSCI All Country World Index (the "MSCI ACWI Index"). The MSCI ACWI Index is a capitalization-weighted index of equity securities from a broad range of industries chosen for market size, liquidity and industry group representation. The equity securities in which the Fund invests primarily consist of common stock, but may also include preferred stock and convertible securities. From time to time, the Fund may invest in shares of companies through "new issues" or initial public offerings ("IPOs"). The Fund may invest in issuers of any capitalization.

The Fund may use derivatives, including options, futures, swaps, forward contracts and contracts for difference, both to seek to increase the return of the Fund and to hedge (or protect) the value of its assets against adverse movements in currency exchange rates, interest rates and movements in the securities markets. In order to manage cash flows into or out of the Fund effectively, the Fund may buy and sell financial futures contracts or options on such contracts. Derivatives are financial instruments whose value is derived from another security, a currency or an index, including but not limited to the MSCI ACWI Index.

The Fund will invest in securities of issuers from a variety of countries, including those in emerging markets. The Fund may also invest in equity securities issued by emerging growth companies, which are companies of any market capitalization without a long or consistent history of earnings but that Fund management believes have the potential for earnings growth over an extended period of time.

Under normal circumstances, the Fund anticipates it will allocate a substantial amount (approximately 40% or more -- unless market conditions are not deemed favorable by Fund management, in which case the Fund would invest at least 30%) of its total assets in foreign securities, which may include securities (i) of foreign government issuers, (ii) of issuers organized or located outside the U.S., (iii) of issuers which primarily trade in a market located outside the U.S., or (iv) of issuers doing a substantial amount of business outside the U.S., which the Fund considers to be companies that derive at least 50% of their revenue or profits from business outside the U.S. or have at least 50% of their sales or assets outside the U.S. The Fund will allocate its assets among various regions and countries, including the United States (but in no less than three different countries).

THE SECTION OF THE PROSPECTUS ENTITLED "DETAILS ABOUT THE FUND -- HOW THE FUND INVESTS -- OTHER STRATEGIES" IS AMENDED TO ADD THE FOLLOWING OTHER STRATEGIES:

   . BORROWING -- The Fund may borrow up to the limits set forth under the Investment Company Act, the rules and regulations thereunder and any applicable exemptive relief.

   . DEPOSITARY RECEIPTS -- The Fund may invest in securities of foreign issuers in the form of depositary receipts or other securities that are convertible into securities of foreign issuers. American Depositary Receipts are receipts typically issued by an American bank or trust company that evidence underlying securities issued by a foreign corporation. European Depositary Receipts (issued in Europe) and Global Depositary Receipts (issued throughout the world) each evidence a similar ownership arrangement. The Fund may invest in unsponsored depositary receipts.

   . MASTER LIMITED PARTNERSHIPS -- The Fund may invest in publicly traded master limited partnerships ("MLPs"), which are limited partnerships or limited liability companies taxable as partnerships. MLPs generally have two classes of owners, the general partner and limited partners. If investing in an MLP, the Fund intends to purchase publicly traded common units issued to limited partners of the MLP. Limited partners have a limited role in the operations and management of the MLP.

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   .   REAL ESTATE INVESTMENT TRUSTS -- The Fund may invest in REITs. REITs are companies that own interests in real estate or in real estate related loans or other interests, and have revenue primarily consisting of rent derived from owned, income producing real estate properties and capital gains from the sale of such properties. REITs can generally be classified as equity REITs, mortgage REITs and hybrid REITs. Equity
       REITs invest the majority of their assets directly in real property and derive their income primarily from rents. Equity REITs can also realize capital gains by selling properties that have appreciated in value.

       Mortgage REITs invest the majority of their assets in real estate mortgages and derive their income primarily from interest payments. Hybrid REITs combine the characteristics of both equity REITs and mortgage REITs. REITs are not taxed on income distributed to shareholders provided they comply with the requirements of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

THE SECTION OF THE PROSPECTUS ENTITLED "DETAILS ABOUT THE FUND -- HOW THE FUND INVESTS -- OTHER STRATEGIES" IS AMENDED TO DELETE THE FOLLOWING OTHER
STRATEGIES: "BORROWING," "CONVERTIBLE SECURITIES," "DEBT SECURITIES," "FOREIGN EXCHANGE TRANSACTIONS," "INDEXED AND INVERSE SECURITIES," "INITIAL PUBLIC OFFERINGS," "LARGE CAP/MID CAP ISSUERS," "SHORT SALES" AND "STANDBY COMMITMENT AGREEMENTS."

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